Exhibit 99.7

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to being named in the registration statement on Form S-4, to which this consent is an exhibit, filed by Steel Newco Inc. (the “Registrant” with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person who is to become a director of the Registrant upon consummation of the Merger (as such term is defined in the Agreement and Plan of Merger, dated as of July 24, 2025, by and among Registrant, Pinnacle Financial Partners, Inc. and Synovus Financial Corp.), and to the filing of this consent as an exhibit to the Registration Statement.

By:	/s/ Tim E. Bentsen
Tim E. Bentsen

Dated: August 26, 2025